UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*

                         INTERNET INITIATIVE JAPAN INC.
                         ------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   J24210-10-6
                                   -----------
                                 (CUSIP Number)

                               September 16, 2003
                               ------------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:
         [   ]     Rule 13d-1(b)
         [   ]     Rule 13d-1(c)
         [ X ]     Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

---------------------
CUSIP NO. J24210-10-6
---------------------
--------------------------------------------------------------------------------
1.       Name of Reporting Persons
                  I.R.S. Identification Nos. of above persons (entities only)
                  Itochu Corporation
--------------------------------------------------------------------------------
2.                Check the Appropriate Box if a Member of a Group (See
                  Instructions)
                  (a) [   ]
                  (b) [ X ]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
                  Japan
--------------------------------------------------------------------------------
                  5. Sole Voting Power
NUMBER OF                  2,086 Shares
SHARES            --------------------------------------------
BENEFICIALLY      6. Shared Voting Power
OWNED BY                    0 Shares
EACH              --------------------------------------------
REPORTING         7. Sole Dispositive Power
PERSON                 2,086 Shares
WITH:             --------------------------------------------
                  8. Shared Dispositive Power
                           0 Shares
                  --------------------------------------------

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  2,086 Shares
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain
                  Shares [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)
                  5.44%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
                  CO
--------------------------------------------------------------------------------

Item 1.
           (a) Name of Issuer       Internet Initiative Japan Inc.
           (b) Address of Issuer's Principal Executive Offices
                     Jinbocho Mitsui Bldg.
                     1-10J Kanda Jinbo-cho
                     Chiyoda-ku, Tokyo 101-0051 Japan
Item 2.
           (a) Name of Person Filing        Itochu Corporation
           (b) Address of Principal Business Office or, if none, Residence
                                            5-1, Kita-Aoyama 2-chome
                                            Minato-ku, Tokyo 107-8077 Japan
           (c) Citizenship                  Japan
           (d) Title of Class of Securities Common Stock
           (e) CUSIP Number                 J24210-10-6
Item 3.
           If this statement is filed pursuant to #240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
           Not applicable.
Item 4.  Ownership.
           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.
           (a) Amount beneficially owned: 2,086 Shares.
           (b) Percent of class: 5.44%
           (c) Number of shares as to which the person has:
                    (i)  Sole power to vote or to direct the vote 2,086 Shares.
                    (ii) Shared power to vote or to direct the vote 0 Shares.
                    (iii)Sole power to dispose or to direct the  disposition  of
                         2,086 Shares.
                    (iv) Shared power to dispose or to direct the disposition of
                         0 Shares.

Item 5.  Ownership of Five Percent or Less of a Class.
           Not applicable.
Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
           Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
           Not applicable.
Item 8.  Identification and Classification of Members of the Group.
           Not applicable.
Item 9.  Notice of Dissolution of Group.
           Not applicable.
Item 10. Certification.
           Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     September 24, 2003
                                                     ------------------
                                                            Date

                                                       /s/  Hiroo Inoue
                                                     ------------------
                                                            Signature

                                             By   /s/  Hiroo Inoue
                                                 ---------------------------
                                                  Name:   Hiroo Inoue
                                                  Title:  Executive Officer

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See #240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)